Exhibit 11
                     VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                  Statement Re: Computation of Per Share Earnings (Dollars in thousands, except per share amounts)











                                                  1997        1996        1995
                                                  ----        ----        ----

Net earnings                                   $ 37,544    $ 21,248    $ 24,759
                                                =======      ======      ======


Average number of shares outstanding:
   Basic                                     27,520,946  27,308,324  27,018,350
   Diluted                                   28,206,670  28,058,932  27,476,794
                                             ==========  ==========  ==========


Earnings per share:
   Basic                                        $ 1.36      $ 0.78      $ 0.92
   Diluted                                        1.33        0.76        0.90
                                                ======      ======      ======


Earnings per share are determined by dividing net earnings by the weighted number of shares outstanding and equivalent common shares from dilutive stock options.

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